Exhibit 99.2

PRESS RELEASE

Contact Information

Raining Data Corporation

25A Technology Drive

Irvine, CA 92618

Thomas G. Lim, Chief Financial Officer

Phone: (949) 442-4400
Fax:     (949) 250-8187

thomas.lim@rainingdata.com

RAINING DATA CORPORATION ANNOUNCES

DEBT CONVERSION

IRVINE, CA. - October 5, 2007

Raining Data Corporation (Nasdaq: RDTA) today announced that the company received, at 6:54 pm PDT on October 4, 2007, an irrevocable debt conversion notice from Astoria Capital Partners, LP related to the outstanding 5% Convertible Subordinated Note Due 2008 issued on January 30, 2003. The outstanding principal and accrued interest due to Astoria Capital Partners, LP at the time of receipt of the irrevocable debt conversion notice is approximately $23 million. In accordance with the terms of the Convertible Subordinated Note the outstanding debt is convertible into Common Stock at a price of $5.00 per share.

About Raining Data

Raining Data Corporation (Nasdaq: RDTA), headquartered in Irvine, California, offers enterprise-grade XML database management and information aggregation software solutions and has been providing reliable data management and rapid application deployment solutions for ISVs and developers of database applications for more than three decades. Raining Data’s flagship products include: 1) The High-performance TigerLogic® XML Data Management Server (XDMS), which provides flexible, scalable and extensible XML data storage as well as query and retrieval of critical business data across a variety of structured and unstructured information sources, delivering mid-tier scalability and transactional integrity across heterogeneous enterprise databases as well as dynamic extensibility and ease of use, mostly found in repositories and file systems; 2) Powerful Pick® Universal Data Model (Pick UDM) based database management systems and components, including D3®, mvEnterprise® and mvBase® that are the choice of more than a thousand application developers worldwide and .NET Integration components including the Pick Data Provider for .NET and the Pick Reporting Services Connector; and 3) Omnis Studio®, a powerful, cross-platform, object-oriented RAD tool for developing sophisticated thick-client, Web-client or ultra thin-client database applications.

Raining Data’s installed customer base includes more than 500,000 active users representing over 20,000 customer sites worldwide, with a significant base of diverse vertical applications. With more than 100 employees and contractors worldwide, Raining Data offers 24x7 customer support services and maintains a strong international presence. More information about Raining Data Corporation and its products can be found at www.rainingdata.com.

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Raining Data, Pick, mvDesigner, D3, mvEnterprise, mvBase, Omnis, Omnis Studio and TigerLogic are trademarks of Raining Data Corporation. All other trademarks and registered trademarks are properties of their respective owners.